Exhibit 99.1

Barnes & Noble Education Reports Fourth Quarter and Fiscal Year 2020 Financial Results
July 14, 2020, Basking Ridge, NJ - Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the fourth quarter and fiscal year 2020. The fourth quarter and full year ended May 2, 2020, consisted of 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week in fiscal year 2020.

The COVID-19 pandemic had a significant negative impact on the Company’s results for the fourth quarter and full year of fiscal year 2020. Beginning in early March 2020, BNED’s sales and profitability began to decline rapidly as the Company began to close its stores for the safety of its employees, customers and the communities it serves. The Company also took immediate expense reduction actions to mitigate the impact of closed stores and to preserve liquidity. While its campus stores were closed, the Company continued to serve institutions and students through its campus websites. Additional information regarding the Company’s actions in response to COVID-19 can be found in the COVID-19 section below, as well as the Company’s 10-K filing for fiscal year 2020.
Financial results for the fourth quarter and fiscal year 2020:

•
Consolidated fourth quarter sales of $256.9 million decreased 23.2% as compared to the prior year period; fiscal year 2020 consolidated sales of $1,851.1 million decreased 9.0% as compared to the prior year.

•
Consolidated fourth quarter GAAP net loss was $(40.3) million, compared to a net loss of $(46.2) million in the prior year period. Consolidated fiscal year 2020 GAAP net loss was $(38.3) million, compared to a net loss of $(24.4) million in the prior year.

•
Consolidated fourth quarter non-GAAP Adjusted EBITDA loss was $(20.7) million, compared to non-GAAP Adjusted EBITDA of $19.7 million in the prior year; fiscal year 2020 consolidated non-GAAP Adjusted EBITDA was $42.2 million, compared to non-GAAP Adjusted EBITDA of $104.9 million in the prior year.

•
Consolidated fourth quarter non-GAAP Adjusted Earnings was $(28.1) million, compared to non-GAAP Adjusted Earnings of $0.5 million in the prior year period; fiscal year 2020 consolidated non-GAAP Adjusted Earnings was $(21.1) million, compared to non-GAAP Adjusted Earnings of $25.4 million in the prior year.

Operational highlights for the fiscal year 2020:

•
Progressed on the execution of a number of strategic initiatives; all of which remained on target prior to the onset of the COVID-19 pandemic, which has accelerated the demand and need to scale such key initiatives.

•
Continued to drive subscriptions for the Company’s bartleby® suite of solutions, gaining more than 170,000 subscribers in fiscal year 2020, representing over 200% growth over fiscal year 2019 new subscribers.

•	Achieved a six-fold increase in fiscal year 2020 bartleby revenue versus prior year; bartleby peak Spring traffic increased over 10x year-over-year and almost 3x versus peak Fall traffic.

•
Completed initial build of the Company’s next generation eCommerce platform; recently executed selective launch with expected further roll-out throughout fiscal year 2021 to grow increased high-margin general merchandise sales.

•	Continued to grow the BNC First Day® inclusive access programs, with revenue increasing 91% year-over-year.

•	Increased adoption of BNC First Day Complete, with eleven campus partners utilizing the complete access model in the upcoming Fall Term 2020, increasing from four in fiscal year 2020.

•
Continued to win new business for both physical and virtual bookstores, including the University of Nevada, Reno, Western Kentucky University, Front Range Community College and The City Colleges of Chicago.

•
Provided valuable solutions to schools to help mitigate the COVID-19 on-campus learning disruption utilizing BNED’s virtual store offerings and course material fulfillment capabilities, its BNC First Day offering, and its digital bartleby offerings to help students continue to perform while studying remotely.

“As we entered the fourth quarter of fiscal year 2020, we had achieved significant positive progress and market momentum on each of our key strategic initiatives: winning new business to increase our scale; First Day and First Day Complete inclusive access courseware models; the imminent release of our new eCommerce platform to grow general merchandise sales; and the increased awareness and growth of bartleby, our digital self-study platform. Beginning in the middle of the fourth quarter, COVID-19 blindsided our nation and brought with it profound and unprecedented challenges for our higher education partners. Campuses were forced to close, and students and faculty transitioned to online learning mid-semester to complete their coursework. In light of these extraordinary challenges, we adapted our assets and offerings rapidly to respond,” said Michael P. Huseby, CEO and Chairman, BNED. “BNED was able to pivot quickly as a result of the unique strengths of our different businesses, which are all working together to ensure that our customers receive seamless, uninterrupted service as we fight the challenges this pandemic has presented.”

“The strategic decisions and related investments we have made in our general merchandise business, eCommerce platform, virtual fulfillment capabilities and digital solutions, have allowed us to offer customized and increasingly valuable solutions during a period of significant disruption to the traditional learning model,” continued Mr. Huseby. “Our innovative and new solutions to serve schools and students, coupled with our significantly reduced and more flexible cost structure, provide us with the competitive platform necessary to adapt and lead the profound and accelerated change accompanying COVID-19, and to manage our liquidity to weather this crisis of uncertainty. I am extremely proud of both our people and the institutions we serve, who are working together more closely than ever to continue to deliver the highest possible education experience to our students.”

Fourth Quarter and Fiscal Year Results for 2020
Results for the 14 weeks and 53 weeks of fiscal year 2020 and the 13 weeks and 52 weeks of fiscal year 2019 are as follows:

$ in millions	Selected Data (unaudited)
	14 Weeks Q4 2020	13 Weeks Q4 2019	53 Weeks 2020	52 Weeks 2019
Total Sales	$256.9	$334.4	$1,851.1	$2,034.6
Net Loss	$(40.3)	$(46.2)	$(38.3)	$(24.4)
Non-GAAP(1) Adjusted EBITDA	$(20.7)	$19.7	$42.2	$104.9
Adjusted Earnings	$(28.1)	$0.5	$(21.1)	$25.4

(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales were $238.5 million for the quarter, declining $81.4 million, or 25.4%, as compared to the prior year period, with comparable store sales decreasing 34.7%. Retail non-GAAP Adjusted EBITDA was $(13.0) million for the quarter, compared to $29.1 million in the prior year period. The decrease in sales and non-GAAP Adjusted EBITDA are primarily attributable to the COVID-19 related store closures that occurred beginning in March. Although the Spring rush sales period had already passed, the Company’s high-margin general merchandise business was significantly impacted by campus store closures and cancelled events, including NCAA sports tournaments and graduation season.

Fiscal year 2020 retail sales were $1,712.9 million, declining $176.1 million, or 9.3%, as compared to the prior year period, with comparable store sales decreasing 9.9%. Retail non-GAAP Adjusted EBITDA was $36.2 million for fiscal year 2020, compared to $89.1 million in the prior year period. The sales and non-GAAP Adjusted EBITDA decline are due to lower textbook sales trends that began earlier in the year, coupled with the impact of lower high-margin general merchandise sales during the fourth quarter, somewhat mitigated by the company cost reduction actions discussed in further detail below.

Wholesale Segment Results

Wholesale fourth quarter sales of $18.8 million increased $4.7 million, or 33.7%, as compared to the prior year period. Wholesale sales for fiscal year 2020 of $198.4 million decreased $25.0 million, or 11.2%, as compared to the prior year period, primarily due to lower textbook sales in the retail segment.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $(6.5) million, compared to $(5.3) million in the prior year period. Wholesale non-GAAP Adjusted EBITDA for fiscal year 2020 was $21.6 million, compared to $35.0 million in the prior year period, primarily due to lower sales.

DSS Segment Results

DSS fourth quarter sales of $6.6 million increased $1.1 million, or 20.9%, as compared to the prior year period. DSS fiscal year 2020 sales of $23.7 million increased $2.3 million, or 10.9%, as compared to the prior year period.

DSS non-GAAP Adjusted EBITDA was $0.9 million for the quarter, compared to $0.5 million in the prior year period. DSS non-GAAP Adjusted EBITDA was $3.4 million for fiscal year 2020, compared to $6.2 million in the prior year period. The non-GAAP Adjusted EBITDA decrease was primarily due to increased selling and administrative costs related to continued investments in the Company’s bartleby digital product offerings.

Other

Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $3.6 million for the quarter, compared to $7.2 million in the prior period. Selling and administrative expenses for Corporate Services for fiscal year 2020 were $19.4 million, compared to $24.9 million in the prior year period.

Intercompany gross margin eliminations of $1.4 million for the quarter were reflected in non-GAAP Adjusted EBITDA, compared to $2.5 million in the prior year period. Intercompany gross margin eliminations of $0.4 million for fiscal year 2020 were reflected in non-GAAP Adjusted EBITDA, compared to $(0.5) million in the prior year period.

COVID-19 Impact and Update
To mitigate the impact of the COVID-19 related campus store closures, the Company took a number of actions throughout the fourth quarter to reduce expenses and preserve liquidity, including furloughing the majority of its Retail workforce, reducing expenses and capital expenditures, eliminating the 401-K match through the calendar year, and deferring all non-essential spending. As a result, management currently believes that the Company’s financial resources, including ongoing access to its credit facility, provide sufficient liquidity to alleviate any near-term need to obtain additional financing to support its business operations.

To prepare for the safe reopening of its campus stores, BNED has developed a comprehensive reentry program that incorporates social distancing guidelines from the CDC and the WHO to best promote the safety and well-being of staff and customers at each of its campus store locations. This includes frequent sanitizing of high-touch surfaces, implementing social distancing measures, including reduced occupancy, and incorporating other preventive measures, such as sneeze guards, contactless payment, and curbside pickup areas. BNED is reopening its campus stores based on national, state and local guidelines, in partnership with school administrations and the protocols they implement.

Most importantly, as different schools consider the alternatives between on-campus classes, remote learning or the implementation of a hybrid model, BNED is well prepared to provide valuable solutions and service their students through its campus bookstores, virtual bookstores, individual school websites and digital offerings to ensure students are well equipped to continue their learning journey, whichever course it may take.

Strategic Review Update
The Board of Directors, with the assistance of its financial and legal advisors, continues with its previously announced review of strategic opportunities. As previously disclosed, the Board’s review is designed to accelerate the execution of customer-focused strategic initiatives and enhance value for BNED shareholders, including, but not limited to, continued execution of the Company’s current business plan, new partnerships, joint ventures and other potential opportunities. There can be no assurance that the review will result in a transaction or announcement of any kind. The Company has not set a timetable for the conclusion of the review and does not intend to comment further unless and until the Board has approved a specific course of action or otherwise determined that further disclosure is appropriate or required by law.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, July 14, 2020 and can be accessed at the BNED corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal year 2021 first quarter results on or about September 4, 2020.

EXPLANATORY NOTE
Basis of Consolidation and Segments
The results of operations for the fourth quarter and full-year ended May 2, 2020 consisted of 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week. We have three reportable segments: Retail, Wholesale and DSS as follows:

•
The Retail Segment operates 1,419 college, university, and K-12 school bookstores, comprised of 772 physical bookstores and 647 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.

•
The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,400 physical bookstores (including our Retail Segment's 772 physical bookstores) and sources and distributes new and used textbooks to our 647 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Sales:
Product sales and other	$196,752	$272,753	$1,671,200	$1,838,760
Rental income	60,134	61,632	179,863	195,883
Total sales	256,886	334,385	1,851,063	2,034,643
Cost of sales:
Product and other cost of sales	157,302	185,663	1,303,702	1,395,339
Rental cost of sales	34,177	31,319	104,812	111,578
Total cost of sales	191,479	216,982	1,408,514	1,506,917
Gross profit	65,407	117,403	442,549	527,726
Selling and administrative expenses	87,193	98,472	404,472	423,880
Depreciation and amortization expense	15,318	16,532	61,860	65,865
Impairment loss (non-cash) (a)	—	57,748	433	57,748
Restructuring and other charges (a)	15,327	4,733	18,567	7,233
Transaction costs (a)	—	—	—	654
Operating loss	(52,431)	(60,082)	(42,783)	(27,654)
Interest expense, net	1,563	1,876	7,445	9,780
Loss before income taxes	(53,994)	(61,958)	(50,228)	(37,434)
Income tax benefit	(13,661)	(15,740)	(11,978)	(13,060)
Net loss	$(40,333)	$(46,218)	$(38,250)	$(24,374)

Loss per common share:
Basic	$(0.84)	$(0.97)	$(0.80)	$(0.52)
Diluted	$(0.84)	$(0.97)	$(0.80)	$(0.52)
Weighted average common shares outstanding:
Basic	48,298	47,562	48,013	47,306
Diluted	48,298	47,562	48,013	47,306

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Percentage of sales:
Sales:
Product sales and other	76.6%	81.6%	90.3%	90.4%
Rental income	23.4%	18.4%	9.7%	9.6%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	79.9%	68.1%	78.0%	75.9%
Rental cost of sales (a)	56.8%	50.8%	58.3%	57.0%
Total cost of sales	74.5%	64.9%	76.1%	74.1%
Gross profit	25.5%	35.1%	23.9%	25.9%
Selling and administrative expenses	33.9%	29.4%	21.9%	20.8%
Depreciation and amortization	6.0%	4.9%	3.3%	3.2%
Impairment loss (non-cash)	—%	17.3%	—%	2.8%
Restructuring and other charges	6.0%	1.4%	1.0%	0.4%
Transaction costs	—%	—%	—%	—%
Operating loss	(20.4)%	(18.0)%	(2.3)%	(1.4)%
Interest expense, net	0.6%	0.6%	0.4%	0.5%
Loss before income taxes	(21.0)%	(18.5)%	(2.7)%	(1.8)%
Income tax benefit	(5.3)%	(4.7)%	(0.6)%	(0.6)%
Net loss	(15.7)%	(13.8)%	(2.1)%	(1.2)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	May 2, 2020	April 27, 2019
ASSETS
Current assets:
Cash and cash equivalents	$8,242	$14,013
Receivables, net	90,851	98,246
Merchandise inventories, net	428,939	420,322
Textbook rental inventories	40,710	47,001
Prepaid expenses and other current assets	16,177	11,778
Total current assets	584,919	591,360
Property and equipment, net	97,739	109,777
Operating lease right-of-use assets	250,837	—
Intangible assets, net	175,125	194,978
Goodwill	4,700	4,700
Deferred tax assets, net	7,805	2,425
Other noncurrent assets	35,307	42,940
Total assets	$1,156,432	$946,180
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$143,678	$186,818
Accrued liabilities	95,420	121,720
Current operating lease liabilities	92,571	—
Short-term borrowings	75,000	100,000
Total current liabilities	406,669	408,538
Long-term operating lease liabilities	186,142	—
Other long-term liabilities	46,170	53,514
Long-term borrowings	99,700	33,500
Total liabilities	738,681	495,552
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 52,140 and 51,030 shares, respectively; outstanding, 48,298 and 47,563 shares, respectively	521	510
Additional paid-in-capital	732,958	726,331
Accumulated deficit	(282,827)	(244,577)
Treasury stock, at cost	(32,901)	(31,636)
Total stockholders' equity	417,751	450,628
Total liabilities and stockholders' equity	$1,156,432	$946,180

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The results of operations for the fourth quarter and full-year ended May 2, 2020 consisted of 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week.
The components of the sales variances are as follows:

Dollars in millions	May 2, 2020
	14 weeks ended	53 weeks ended
Retail Sales
New stores (a)	$5.3	$68.0
Closed stores (a)	(9.2)	(60.2)
Comparable stores (b)	(77.9)	(177.2)
Textbook rental deferral	1.8	4.3
Service revenue (c)	(3.9)	(7.8)
Other (d)	2.5	(3.2)
Retail Sales subtotal:	$(81.4)	$(176.1)
Wholesale Sales	$4.7	$(25.0)
DSS Sales	$1.2	$2.3
Eliminations (e)	$(2.0)	$15.2
Total sales variance	$(77.5)	$(183.6)

(a)	The following is a store count summary for physical stores and virtual stores:

	14 weeks ended		13 weeks ended		53 weeks ended		52 weeks ended
	May 2, 2020		April 27, 2019		May 2, 2020		April 27, 2019
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	772	664	773	680	772	676	768	676
Stores opened	5	9	—	1	50	71	35	33
Stores closed	5	26	1	5	50	100	31	33
Number of stores at end of period	772	647	772	676	772	647	772	676

(b)	Comparable sales data in this release exclude the impact of the additional week. For Comparable Sales details, see below.

(c)	Service revenue includes brand partnerships, shipping and handling, digital content, software, services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.

(e)	Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category are as follows:

Dollars in millions	May 2, 2020
	13 weeks ended (a)		52 weeks ended (a)
Textbooks (Course Materials)	$(8.2)	(8.3)%	$(93.8)	(8.4)%
General Merchandise	(72.7)	(52.4)%	(68.0)	(11.9)%
Trade Books	(4.6)	(50.3)%	(9.4)	(22.3)%
Total Comparable Store Sales	$(85.5)	(34.7)%	$(171.2)	(9.9)%

(a)    The results of operations for the fourth quarter and full-year ended May 2, 2020 and consisted of 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks in the prior year. Comparable sales data in this release exclude the impact of the additional week.

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings
	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Net loss	$(40,333)	$(46,218)	$(38,250)	$(24,374)
Reconciling items, after-tax (below)	12,196	46,701	17,124	49,786
Adjusted Earnings (Non-GAAP)	$(28,137)	$483	$(21,126)	$25,412

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$57,748	$433	$57,748
Content amortization (non-cash) (b)	1,109	736	4,082	1,096
Restructuring and other charges (c)	15,327	4,733	18,567	7,233
Transaction costs (d)	—	—	—	654
Reconciling items, pre-tax	16,436	63,217	23,082	66,731
Less: Pro forma income tax impact (e)	4,240	16,516	5,958	16,945
Reconciling items, after-tax	$12,196	$46,701	$17,124	$49,786

Adjusted EBITDA
	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Net loss	$(40,333)	$(46,218)	$(38,250)	$(24,374)
Add:
Depreciation and amortization expense	15,318	16,532	61,860	65,865
Interest expense, net	1,563	1,876	7,445	9,780
Income tax benefit	(13,661)	(15,740)	(11,978)	(13,060)
Impairment loss (non-cash) (a)	—	57,748	433	57,748
Content amortization (non-cash) (b)	1,109	736	4,082	1,096
Restructuring and other charges (c)	15,327	4,733	18,567	7,233
Transaction costs (d)	—	—	—	654
Adjusted EBITDA (Non-GAAP)	$(20,677)	$19,667	$42,159	$104,942

(a) During the 53 weeks ended May 2, 2020, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

During the 52 weeks ended April 27, 2019, we recorded an impairment loss (non-cash) of $57,748, related to $49,282 of goodwill and $8,466 of intangible and long-lived assets. For additional information, see the Form 10-K for the year ended May 2, 2020.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 53 weeks ended May 2, 2020, we recognized restructuring and other charges totaling $18,567, comprised primarily of severance and other employee termination and benefit costs associated with several management changes and the elimination of various positions as part of cost reduction objectives, store impairment loss, and professional service costs for restructuring, process improvements, and shareholder activist activities.

During the 52 weeks ended April 27, 2019, we recorded restructuring and other charges of $7,233 comprised of severance and transition payments related to senior management changes and other employee termination and benefit costs. For additional information, see the Form 10-K for the year ended May 2, 2020.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)
	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Adjusted EBITDA (non-GAAP)	$42,159	$104,942
Less:
Capital expenditures (a)	36,192	46,420
Cash interest	6,796	8,589
Cash taxes	(4,141)	10,277
Free Cash Flow (non-GAAP)	$3,312	$39,656

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures
	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Physical store capital expenditures	$13,926	$19,362
Product and system development	15,710	13,581
Content development costs	4,335	11,509
Other	2,221	1,968
Total Capital Expenditures	$36,192	$46,420

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)
	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Sales
Retail	$238,479	$319,871	$1,712,892	$1,889,008
Wholesale	18,838	14,092	198,353	223,374
DSS	6,637	5,491	23,661	21,339
Eliminations	(7,068)	(5,069)	(83,843)	(99,078)
Total	$256,886	$334,385	$1,851,063	$2,034,643

Gross profit
Retail (b)	$60,623	$110,579	$384,096	$452,324
Wholesale	(1,883)	(218)	39,805	56,341
DSS (b)	6,374	5,280	22,581	20,673
Eliminations	1,402	2,498	149	(516)
Total	$66,516	$118,139	$446,631	$528,822

Selling and administrative expenses
Retail	$73,616	$81,505	$347,869	$363,230
Wholesale	4,574	5,039	18,238	21,323
DSS	5,457	4,763	19,172	14,504
Corporate Services	3,574	7,167	19,403	24,873
Eliminations	(28)	(2)	(210)	(50)
Total	$87,193	$98,472	$404,472	$423,880

Adjusted EBITDA (Non-GAAP) (c)
Retail	$(12,993)	$29,074	$36,227	$89,094
Wholesale	(6,457)	(5,257)	21,567	35,018
DSS	917	517	3,409	6,169
Corporate Services	(3,574)	(7,167)	(19,403)	(24,873)
Eliminations	1,430	2,500	359	(466)
Total	$(20,677)	$19,667	$42,159	$104,942

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) Gross margin for the Retail Segment excludes amortization expense (non-cash) related to content development costs of $210 and $814 for the 14 and 53 weeks ended May 2, 2020, respectively, and $174 and $453 for the 13 and 52 weeks ended April 27, 2019, respectively.

Gross margin for the DSS Segment excludes amortization expense (non-cash) related to content development costs of $899 and $3,268 for the 14 and 53 weeks ended May 2, 2020, respectively, and $562 and $643 for the 13 and 52 weeks ended April 27, 2019, respectively.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales
	14 weeks ended May 2, 2020	13 weeks ended April 27, 2019	53 weeks ended May 2, 2020	52 weeks ended April 27, 2019
Gross margin
Retail	25.4%	34.6%	22.4%	23.9%
Wholesale	(10.0)%	(1.5)%	20.1%	25.2%
DSS	96.0%	96.2%	95.4%	96.9%
Eliminations	N/A	N/A	N/A	N/A
Total gross margin	25.9%	35.3%	24.1%	26.0%

Selling and administrative expenses
Retail	30.9%	25.5%	20.3%	19.2%
Wholesale	0.2%	35.8%	9.2%	9.5%
DSS	82.2%	86.7%	0.8%	68.0%
Corporate and Other	N/A	N/A	N/A	N/A
Total selling and administrative expenses	33.9%	29.4%	0.2%	20.8%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cash flow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 2, 2020 filed with the SEC on July 14, 2020, which includes consolidated financial statements for each of the three years for the period ended May 2, 2020 (Fiscal 2020, Fiscal 2019, and Fiscal 2018) and the Company's Quarterly Report on Form 10-Q for the period ended July 27, 2019 filed with the SEC on August 27, 2019, the Company's Quarterly Report on Form 10-Q for the period ended October 26, 2019 filed with the SEC on December 4, 2019, and the Company's Quarterly Report on Form 10-Q for the period ended January 25, 2020 filed with the SEC on March 3, 2020.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 2, 2020. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.